INVESTMENT LAW GROUP

OF DAVIS GILLETT MOTTERN & SIMS, LLC

1230 Peachtree Street, Suite 2445

Atlanta, Georgia 30309

Telephone: (404) 607-6933	Email: bmottern@ilglaw.com	Facsimile: (678) 840-2126

July 31, 2015

Royal Energy Resources, Inc.

Mr. Ronald Phillips, President

56 Broad Street, Suite 2

Charleston, SC 29401

Dear Mr. Phillips:

You have requested my opinion as counsel for Royal Energy Resources, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 1,000,000 shares of Common Stock, under the 2015 Employee, Consultant and Advisor Stock Compensation Plan of the Company, and up to 1,000,000 shares of Common Stock under the 2015 Stock Option Plan.

I have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 31, 2015 (the “Registration Statement”). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and non assessable shares of the capital stock of the Company.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Investment Law Group of Davis Gillett Mottern & Sims, LLC

/s/ Robert J. Mottern